Term Sheet To product supplement AF dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Term Sheet No. 1330AF Registration Statement No. 333-162195 Dated October 3, 2011; Rule 433

Deutsche Bank AG

Structured Investments	Deutsche Bank $ Buffered Return Enhanced Notes Linked to the Performance of Brent Crude Futures Contracts due October 17, 2012
General
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The notes are designed for investors who seek a return at maturity of 2.78 times the potential positive performance (if any) of the nearby month’s brent crude futures contract (the “Underlying Commodity”) up to a Maximum Return on the notes of 27.8*%. The notes do not pay coupons or dividends and investors should be willing to lose some or all of their investment if the Final Price is more than 15.00% less than the Initial Price. Any payment on the notes is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing October 17, 2012†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about October 7, 2011 (the “Trade Date”) and are expected to settle on or about October 13, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying Commodity:	The nearby month’s brent crude futures contract traded on the IntercontinentalExchange (“ICE”) (Bloomberg: CO1 <Comdty>)
Upside Leverage Factor:	2.78
Maximum Return:	27.8*%
Payment at Maturity:
If the Final Price is greater than the Initial Price, you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of notes equal to the Face Amount plus the product of the Face Amount multiplied by the Commodity Return multiplied by the Upside Leverage Factor, subject to the Maximum Return, calculated as follows:

$1,000 +[$1,000 x the lesser of (i) Commodity Return x Upside Leverage Factor and (ii) the Maximum Return]

Your investment is protected against a decline of up to, and including, 15.00% from the Initial Price to the Final Price.  If the Final Price is equal to the Initial Price or is less than the Initial Price by not more than 15.00%, you will be entitled to receive a cash Payment at Maturity equal to $1,000 per $1,000 Face Amount of notes.
If the Final Price is less than the Initial Price by an amount greater than 15.00%, you will lose 1.17647% of the Face Amount of your notes for every 1.00% that Final Price is less than the Initial Price in excess of 15.00%, and you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of notes, calculated as follows:

$1,000 + [$1,000 x (Commodity Return + Buffer Amount) x Downside Factor]

You will lose some or all of your investment at maturity if the Final Price is less than the Initial Price by an amount greater than 15.00%. Any Payment at Maturity is subject to the credit of the Issuer.

Buffer Amount:	15.00%
Downside Factor:	1.17647
Commodity Return:	The performance of the Underlying Commodity from the Initial Price to the Final Price, calculated as follows:
Final Price – Initial Price
Initial Price
The Commodity Return may be positive, zero or negative.
Initial Price:	The official settlement price on the Trade Date per barrel of Brent Blend Crude Oil on ICE of the November 2011 futures contract stated in U.S. dollars, as made public by ICE.
Final Price:	The official settlement price on the Final Valuation Date per barrel of Brent Blend Crude Oil on ICE of the December 2012 futures contract stated in U.S. dollars, as made public by ICE.
Final Valuation Date†:	October 12, 2012
Maturity Date†:	October 17, 2012
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1DC2 / US2515A1DC28
†
Subject to postponement as described under “Description of Securities – Payment at Maturity – Postponement of Observation Date; Averaging Dates” and acceleration as described “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Underlyings, Basket Underlyings or Basket Components” in the accompanying product supplement.

*	The actual Maximum Return on the notes will be set on the Trade Date and will not be less than 27.8%.
Investing in the Buffered Return Enhanced Notes involves a number of risks.  See “Risk Factors” beginning on page 12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $990.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see “Supplemental Plan of Distribution” in this term sheet for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
October 3, 2011

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the product supplement AF dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement AF dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200191/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

For purposes of this term sheet, (i) the "Underlying" and the "Commodity Based Underlying" in the accompanying product supplement shall be deemed to include the Underlying Commodity, (ii) each reference to "Exchange Traded Instrument" in the accompanying product supplement shall be deemed to include the Underlying Commodity, when applicable and (iii) the “Observation Date” in the accompanying product supplement shall be deemed to include the Final Valuation Date.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the product supplement, prospectus supplement, prospectus and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Return on the Notes at Maturity Assuming a Range of Performances for the Underlying Commodity?

The following table and graph illustrate the hypothetical return at maturity on the notes. The hypothetical returns set forth below assume an Initial Price of $105.00 and a Maximum Return on the notes of 27.8%.  The actual Initial Price and Maximum Return will be set on the Trade Date. The hypothetical returns set forth below are for illustrative purposes only. The actual return will be based on the Commodity Return, determined using the price of the Underlying Commodity on the Final Valuation Date.  The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Commodity Return	Hypothetical Return	Payment at Maturity
$189.00	80.00%	27.80%	$1,278.00
$173.25	65.00%	27.80%	$1,278.00
$157.50	50.00%	27.80%	$1,278.00
$147.00	40.00%	27.80%	$1,278.00
$126.00	20.00%	27.80%	$1,278.00
$120.75	15.00%	27.80%	$1,278.00
$115.50	10.00%	27.80%	$1,278.00
$110.25	5.00%	6.04%	$1,139.00
$106.05	1.00%	1.21%	$1,027.80
$105.00	0.00%	0.00%	$1,000.00
$99.75	-5.00%	0.00%	$1,000.00
$94.50	-10.00%	0.00%	$1,000.00
$89.25	-15.00%	0.00%	$1,000.00
$84.00	-20.00%	-5.88%	$941.18
$73.50	-30.00%	-17.65%	$823.53
$63.00	-40.00%	-29.41%	$705.88
$52.50	-50.00%	-41.18%	$588.24
$42.00	-60.00%	-52.94%	$470.59
$31.50	-70.00%	-64.71%	$352.94
$21.00	-80.00%	-76.47%	$235.29
$10.50	-90.00%	-88.24%	$117.65
$0.00	-100.00%	-100.00%	$0.00

Buffered Return Enhanced Notes Linked to the Performance of Brent Crude Futures Contracts due October 17, 2012

The following examples illustrate how the returns set forth in the table and graph above are calculated.

Example 1: The price of the Underlying Commodity increases from the Initial Price of $105.00 to a Final Price of $110.25. Because the Final Price of $110.25 is greater than the Initial Price of $105.00 and the Commodity Return of 5.00% multiplied by 2.78 does not exceed the hypothetical Maximum Return of 27.8%, the investor receives a Payment at Maturity of $1,139.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + [$1,000 x (5.00% x 2.78)] = $1,139.00

Example 2: The price of the Underlying Commodity decreases from the Initial Price of $105.00 to a Final Price of $99.75.  Because the Final Price of $99.75 is less than the Initial Price of $105.00 by not more than the Buffer Amount of 15.00%, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes.

Example 3: The price of the Underlying Commodity increases from the Initial Price of $105.00 to a Final Price of $126.00.  Because the Commodity Return of 20.00% multiplied by 2.78 exceeds the hypothetical Maximum Return of 27.8%, the investor receives a Payment at Maturity of $1,278.00 per $1,000 Face Amount of notes, the maximum payment on the notes.

Example 4: The price of the Underlying Commodity decreases from the Initial Price of $105.00 to a Final Price of $84.00.  Because the Final Price of $84.00 is less than the Initial Price of 105.00 by more than the Buffer Amount of 15.00%, the Commodity Return is negative and the investor will receive a Payment at Maturity of $941.18 per $1,000 Face Amount of notes calculated as follows:

$1,000 + [$1,000 x (-20.00% + 15.00%) x 1.17647] = $941.18
Selected Purchase Considerations

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APPRECIATION POTENTIAL – The notes provide the opportunity to enhance returns by multiplying a positive Commodity Return by 2.78, up to the Maximum Return on the notes of 27.8%, resulting in a maximum Payment at Maturity of $1,278.00 for every $1,000 Face Amount of notes.  The actual Maximum Return on the notes will be set on the Trade Date and will not be less than 27.8%.  Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE NOTES – If a Commodity Hedging Disruption Event (as defined under “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Underlyings, Basket Underlyings or Basket Components” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the notes. The amount due and payable per $1,000 Face Amount of notes upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

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LIMITED PROTECTION AGAINST LOSS – Payment at Maturity of the Face Amount of the notes is protected against a negative Commodity Return of up to 15.00%. If the Final Price is less than the Initial Price by an amount greater than 15.00%, for every 1.00% that the Final Price is less than the Initial Price in excess of 15.00%, you will lose an amount equal to 1.17647% of the Face Amount of your notes. Accordingly, you could lose your entire investment in the notes.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes. Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable to treat the notes as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange, and (ii) your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Underlying Commodity.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not pay coupons or dividends and do not guarantee any return of your investment.  The return on the notes at maturity is linked to the performance of the Underlying Commodity and will depend on whether, and the extent to which, the Commodity Return is positive or negative.  Your investment will be exposed on a leveraged basis of 1.17647% for each 1.00% that the Final Price is less than the Initial Price in excess of the 15.00% Buffer Amount.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN – If the Final Price is greater than the Initial Price, for each $1,000 Face Amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the Face Amount, regardless of the appreciation in the price of the Underlying Commodity, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the Trade Date and will not be less than 27.8%. Accordingly, the maximum Payment at Maturity is expected to be $1,278.00 per $1,000 Face Amount of notes. Any Payment at Maturity is subject to our ability to pay our obligations as they become due.

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THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS —  The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.   In addition, we or one or more of our affiliates may hedge our commodity exposure from the notes by entering into commodity derivative transactions, such as over-the-counter options or futures. Such trading and hedging activities may affect commodity prices and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines.  We or our affiliates may also engage in trading in instruments linked to the Underlying Commodity on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — Commodity futures contracts such as the Underlying Commodity are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes. The effect on the value of the notes of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest. For example, we may become subject to position limits on commodities and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the notes and could impact the value of your notes or the amount payable to you at maturity.

•	THE NOTES DO NOT PAY COUPONS – Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE UNDERLYING COMMODITY TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, and the price of the Underlying Commodity to which the notes are linked.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The Payment at Maturity on the notes is linked exclusively to the price of brent crude futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of brent crude futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the futures contract of a single commodity, they carry greater risk and may be more volatile than a note linked to the prices of futures contracts of multiple commodities or a broad-based commodity index.

•
THE NOTES OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO PHYSICAL COMMODITIES — The notes will reflect a return based on the performance of the applicable month’s ICE-traded brent crude futures contract and do not provide exposure to brent crude spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that reflects the return on the physical commodity.

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INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE UNDERLYING COMMODITY OR OTHER RELATED CONTRACTS — The Payment at Maturity on the notes is based on the Commodity Return. The return on your notes may not reflect the return you would realize if you directly invested in the Underlying Commodity, or any exchange-traded or over-the-counter instruments based on the Underlying Commodity. You will not have any rights that holders of such commodity or instruments have.

•
THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS WILL ADVERSELY AFFECT PRICE OF THE UNDERLYING COMMODITY – As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in April 2011 may specify a June 2012 expiration. As that contract nears expiration, it may be replaced by selling the June 2012 contract and purchasing the contract expiring in August 2012. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the June 2012 contract would take place at a price that is higher than the price at which the August 2012 contract is purchased, thereby creating a gain in connection with rolling. While brent crude oil has historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in brent crude oil will adversely affect the price of the Underlying Commodity and, accordingly, decrease the value of your securities. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango will adversely affect the price of the Underlying Commodity and, accordingly, decrease the value of your securities.

•
PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodities prices to fluctuate. These factors may have a greater impact on commodities prices and commodity futures contracts than on more conventional securities and may adversely affect the performance of the Underlying Commodity and, as a result, the market value of the notes, and any payments you may receive in respect of the notes. It is possible that lower prices or increased volatility of commodities will adversely affect the performance of Underlying Commodity and, as a result, the market value of the notes.

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CHANGES IN SUPPLY AND DEMAND IN THE MARKET FOR BRENT CRUDE FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The notes are linked to the performance of futures contracts on the underlying physical commodity, brent crude oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in a nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the Initial Price and Final Price will be determined by reference to the applicable nearby month's futures contract specified herein, the value of the notes may be less than would otherwise be the case if the Initial Price and Final Price would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITIES AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Underlying Commodity and, therefore, the value of the notes.

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THE NOTES MAY BE SUBJECT TO CERTAIN RISKS SPECIFIC TO BRENT CRUDE OIL AS A COMMODITY — Brent crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include:

●	changes in the level of industrial and commercial activity with high levels of energy demand;

●	disruptions in the supply chain or in the production or supply of other energy sources;

●	price changes in alternative sources of energy;

●	adjustments to inventory;

●	variations in production and shipping costs;

●	costs associated with regulatory compliance, including environmental regulations; and

●	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Underlying Commodity, and the market value of the notes linked to the Underlying Commodity, may offset or enhance the effect of another factor.

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FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS —Because futures contracts on brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Underlying Commodity will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Underlying Commodity and, therefore, the notes.

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THERE ARE CERTAIN RISKS RELATING TO THE PRICE OF THE UNDERLYING COMMODITY, AS DETERMINED BY REFERENCE TO THE OFFICIAL SETTLEMENT PRICE OF THE UNDERLYING COMMODITY AS DETERMINED BY ICE — The Underlying Commodity is traded on ICE. The price of the Underlying Commodity will be determined by reference to the official settlement price per barrel Brent Blend Crude Oil on ICE, stated in U.S. dollars, as made public by ICE. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

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A DECISION BY ICE TO INCREASE MARGIN REQUIREMENTS FOR BRENT CRUDE FUTURES CONTRACTS MAY AFFECT THE PRICE OF THE UNDERLYING COMMODITY — If ICE increases the amount of collateral required to be posted to hold positions in the Underlying Commodity (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the Underlying Commodity to decline significantly.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the price of the Underlying Commodity, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the price of brent crude oil, and of the prices of exchange-traded futures contracts of the purchase or delivery of brent crude oil;

•	supply and demand trends for brent crude oil, and for exchange-traded futures contracts for the purchase and delivery of brent crude oil;

•	the time remaining to maturity of the notes;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events, especially those affecting the price of the Underlying Commodity; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and the Final Valuation Date could adversely affect the price of the Underlying Commodity and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the brent crude futures contracts from January 2, 2001 through September 29, 2011. The prices of brent crude futures contracts shown in the graph below are the official settlement prices per barrel of Brent Blend Crude Oil on ICE of the nearby month's futures contract stated in U.S. dollars, as made public by ICE. You can obtain the price of nearby month’s brent crude futures contracts from the Bloomberg page “CO1 <Comdty>”. The price of the November 2011 brent crude futures contract on September 29, 2011 was $103.95. We obtained the information below regarding the price of the Underlying Commodity from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical performance of the Underlying Commodity should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Commodity on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying Commodity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.